Exhibit 99.1
Gary Pinkus, Chairman of McKinsey & Company in North America, Joins Bloom Energy’s Board of Directors

SAN JOSE, Calif., June 12, 2024 — Bloom Energy (NYSE: BE) appointed Gary Pinkus, Chairman of McKinsey & Company in North America, to its Board of Directors. Pinkus has spent nearly 40 years of his career at McKinsey & Company, the global management consulting firm, building substantial governance, leadership, and executive experience.
He has established and led some of the firm’s largest practices, including the co-founding and subsequent leadership of the global Private Equity & Principal Investors practice. Pinkus also has and continues to advise several energy companies, ranging from major oil and gas corporations to new energy start-ups, guiding his clients through a dynamic industry on the path to net-zero.
With extensive experience in energy and other high-growth sectors, Pinkus is well-versed in enabling companies to scale profitably and efficiently and will bring this expertise to the Bloom Energy Board.
“On behalf of the Bloom Energy Board members and leadership team, it is my privilege to welcome Gary Pinkus to Bloom Energy’s Board of Directors,” said KR Sridhar, Founder, Chairman, and CEO of Bloom Energy. “Gary’s invaluable experience across multiple industries and his perspective will offer Bloom a vital source of support as we enter the next stage of our global growth.”
Before becoming Chairman in 2018, Pinkus served as Managing Partner of its San Francisco office from 2003-2006, its West Coast practice from 2006-2013, and the North America practice from 2015-2018. A long-standing member of McKinsey’s Board of Directors, he has chaired several of its committees, and since 2019 has chaired the Senior Partners Committee.
Pinkus has also served as a Council member of the McKinsey Global Institute – a highly-rated think tank that produces research and analysis on the economic and business issues most critical to the world.
“I am thrilled to join Bloom Energy’s Board of Directors,” said Pinkus. “Burgeoning growth in artificial intelligence and data centers showcases the unique moment in which Bloom finds itself to seize opportunity in the market – I am excited to help guide the company to deliver the energy solutions our world needs.”
Pinkus currently serves on the boards of Wake Forest University and US Ski and Snowboard. He is a prior member of the boards of San Francisco Opera, California Academy of Sciences, Menlo School, California Business Roundtable, Silicon Valley Leadership Group, ReSurge International (formerly Interplast), and the investment committee for the Woodside School Foundation. Pinkus earned a Bachelor of Arts degree in English and Quantitative Economics with Distinction from Stanford University and a Master of Business Administration with Distinction from Harvard Business School. He currently resides in Woodside, California with his wife.

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